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Mesa Energy Holdings, Inc. Appoints Fred B. Zaziski to the Board of Directors

Press Release Source: Mesa Energy Holdings, Inc. On Wednesday February 17, 2010, 8:30 am EST

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH - News), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today the appointment of Fred B. Zaziski to the Board of Directors. Mr. Zaziski brings to the Company more than 30 years of senior level executive management experience in the oil and gas exploration and production industry.

CEO of Mesa Energy Holdings, Inc., Randy M. Griffin said, “Fred is an industry veteran with a strong technical background, extensive public company experience and a broad knowledge base in the Appalachian Basin. His expertise will be extremely valuable as we develop our existing properties and pursue additional property acquisitions. We are elated to have Fred on our board.”

"I look forward to working with Randy and the team as they begin their exploration and development efforts on their leasehold properties in western New York," said Mr. Zaziski. "This is a great opportunity to be involved with a company that, I believe, has the ability to successfully develop and produce within the Marcellus Shale."

Zaziski currently serves as a Managing Director of the Wilcox Energy Gas Fund, LLC. From 2004 to 2009, Zaziski held executive positions for publicly traded exploration and production companies. He was President and CEO of Epsilon Energy Ltd. (TSX: EPS - News) based in Toronto and Houston; he served as Chairman and CEO of PetroSouth Energy Corp., Houston; and he served as President and CEO of Falcon Natural Gas Corp., Houston.

Prior to 2004, Mr. Zaziski worked in senior management capacities for a number of other oil and gas companies including National Petroleum Technology Company, Saudi Arabia (1997 – 1999) and Halliburton Energy Services, Bahrain (1977 – 1997).

Mr. Zaziski is a member of the Society of Petroleum Engineers, the American Petroleum Institute and the American Society of Mechanical Engineers. Mr. Zaziski graduated from Pennsylvania State University with a B.S. in Petroleum Engineering. He received an MBA in Organizational Management and a Masters in International Business from Cairo University, Egypt.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us